UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Data Storage Corporation
(Exact name of registrant as specified in its charter)

Nevada	98-0530147
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
401 Franklin Avenue Garden City, NY	11530
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: __________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share
(Title of class)

Item 1. Description of Registrant's Securities to be Registered.

This registration statement relates to the registration with the Securities and Exchange Commission of the common stock, par value $0.001 per share (the “Common Stock”), of Date Storage Corporation (the “Registrant”). The Registrant’s authorized share capital consists of 250,000,000 shares of Common Stock, and 10,000,000 shares of $0.001 par value preferred stock. As of January 4, 2012, an aggregate of 27,781,368 shares of Common Stock and no shares of preferred stock were issued and outstanding.

The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the Registrant’s stockholders. The Registrant’s certificate of incorporation, as amended, and bylaws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Registrant’s board of directors out of funds legally available therefore. In the event of the Registrant’s liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in the Registrant’s assets remaining after payment of the Registrant’s liabilities and satisfaction of preferential rights of any outstanding preferred stock. Holders of Common Stock have no preemptive, conversion or redemption rights.

Item 2. Exhibits

The following exhibits are filed as a part of this registration statement and incorporated by reference to the prior filings as indicated:

Exhibit Number		Description
3.1	(a)	Articles of Incorporation [incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form SB-2 filed on December 17, 2007 (the “SB-2”)]
	(b)	Certificate of Amendment to Articles of Incorporation [incorporated by reference to Exhibit 3.1.1 on Form 8-K filed on January 6, 2009]
3.2		Bylaws [incorporated by reference to Exhibit 3.2 to the SB-2]

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DATA STORAGE CORPORATION

Dated: January 6, 2012	By:	/s/Charles M. Piluso
	Name:	Charles M. Piluso
	Title:	President and Chief Executive Officer